As filed with the Securities and Exchange Commission on October 30, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VERRA MOBILITY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	81-3563824
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2046 Riverview Auto Drive, Suite 300 Mesa, Arizona	85201
(Address of Principal Executive Offices)	(Zip Code)

Verra Mobility Corporation Restricted Stock Units Agreement (Inducement Award)

(Full title of the plan)

Kristen Young

Interim General Counsel and Corporate Secretary

Verra Mobility Corporation

2046 Riverview Auto Drive, Suite 300

Mesa, Arizona

(480) 443-7000

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

John B. Beckman

Rupa Briggs

Hogan Lovells Cadwalader US LLP

555 13th St NW

Washington, DC 20004

Tel: (202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) registers 1,583,333 shares of Class A common stock, par value $0.0001 per share (the “Common Stock”), of Verra Mobility Corporation (the “Company” or the “Registrant”) which may be issued upon the vesting and settlement of restricted stock units, in accordance with the Restricted Stock Units Agreement (Inducement Award), by and between the Company and Jon Newhard (“Inducement Award”). The Inducement Award is being granted to Mr. Newhard, effective November 2, 2026, in reliance on the employment inducement grant exemption provided under Nasdaq Listing Rule 5635(c)(4).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The document(s) containing the information specified in Part I will be sent or given to the participant in the Inducement Award pursuant to Rule 428(b)(1). Such document(s) are not being filed with the SEC as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These document(s) and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The Registrant hereby incorporates by reference into this Registration Statement the following documents:

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on February 24, 2026 (the “Annual Report”);

(2) the portions of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 6, 2026, that are incorporated by reference into Part III of the Annual Report;

(3) The Registrant’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2026, June 30, 2026 and September  30, 2026, filed with the Commission on May  6, 2026, August  5, 2026 and October 30, 2026, respectively;

(4) The Registrant’s Current Reports on Form 8-K filed with the Commission on May 20, 2026, May  26, 2026, June  1, 2026, June  8, 2026, June  15, 2026, June  17, 2026, October  2, 2026, October  15, 2026, and October 30, 2026 (other than information that is furnished rather than filed in any of the foregoing reports), and the Registrant’s Current Reports on Form 8-K/A filed with the Commission on July  23, 2026 and October 5, 2026 (other than information that is furnished rather than filed in any of the foregoing reports); and

(5) the description of the Registrant’s Common Stock which is contained in a registration statement on Form 8-A filed on January 10, 2017 under the Exchange Act, as updated by Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 27, 2025, together with any amendment or report filed with the SEC for the purpose of updating such description.

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, among other things, that a Delaware corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings (other than an action by or in the right of the corporation) in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (1) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in the case of a director, under Section 174 of the DGCL, (4) for any transaction from which the director or officer derived an improper personal benefit or (5) in the case of an officer, in any action by or in the right of the corporation. The Registrant’s Second Amended and Restated Certificate of Incorporation provides for such limitation of liability of its directors to the fullest extent permitted by the DGCL. The Registrant’s Second Amended and Restated Certificate of Incorporation does not currently provide for the limitation of liability of its officers.

The Registrant maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws or otherwise as a matter of law.

We are party to indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date
4.1	Second Amended and Restated Certificate of Incorporation of Registrant.	8-K	001-37979	3.1	October 22, 2018
4.2	Amended and Restated Bylaws of Registrant.	8-K	001-37979	3.1	November 9, 2023
4.3	Specimen Class A Common Stock certificate of Registrant.	S-1	333-21503	4.2	December 9, 2016
4.4*	Form of Restricted Stock Units Agreement (Inducement Award).
5.1*	Opinion of Hogan Lovells Cadwalader US LLP.
23.1*	Consent of Deloitte & Touche, LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Hogan Lovells Cadwalader US LLP (contained in Exhibit 5.1 hereto).
24.1*	Power of Attorney (contained on signature page hereto).
107*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mesa, State of Arizona, on October 30, 2026.

VERRA MOBILITY CORPORATION

By:	/s/ Jonathan Keyser
Jonathan Keyser
Interim President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hiten Patel and Kristen Young, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Jonathan Keyser Jonathan Keyser	Interim President and Chief Executive Officer (Principal Executive Officer)	October 30, 2026

/s/ Craig Conti Craig Conti	Chief Financial Officer (Principal Financial Officer)	October 30, 2026

/s/ Hiten Patel Hiten Patel	Chief Accounting Officer (Principal Accounting Officer)	October 30, 2026

/s/ Patrick Byrne Patrick Byrne	Director	October 30, 2026

/s/ Douglas Davis Douglas Davis	Director	October 30, 2026

/s/ Michael Huerta Michael Huerta	Director	October 30, 2026

/s/ Raj Ratnakar Raj Ratnakar	Director	October 30, 2026

/s/ John Rexford John Rexford	Director	October 30, 2026

/s/ Cynthia Russo Cynthia Russo	Director	October 30, 2026